                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549

                                 FORM 8-K

                              CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): July 28, 1996


                              JTS CORPORATION
            (Exact name of registrant as specified in its charter)


                                  DELAWARE
                 (State or other jurisdiction of incorporation)




                  0-21085                          77-0364572
            (Commission File No.)        (IRS Employer Identification No.)


                              166 BAYPOINTE PARKWAY
                                SAN JOSE, CA 95134
             (Address of principal executive offices and zip code)

       Registrant's telephone number, including area code: (408) 468-1800

                                                   Total number of pages:

ITEM 5.  OTHER EVENTS

     On July 30, 1996, Atari Corporation ("Atari") merged (the "Merger") with and into JTS Corporation (the "Company"). Prior to the Merger, the Company's fiscal year ended on the Sunday closest to January 31. As a result of the Merger, the Company's fiscal year then ended on the Saturday closest to December 31. On August 20, 1996, the Company filed a quarterly report on Form 10-Q which contained financial information for Atari's quarter ended June 30, 1996. The Company was not required to file a quarterly report on Form 10-Q for the three months ended July 28, 1996. On September 18, 1996, the Company's Board of Directors voted to approve a change in the fiscal year of the Company to end on the Sunday closest to January 31 (See Item 8 herein). Following are financial statements of the Company (excluding Atari) for the 6 months ended July 28, 1996 and Management's Discussion and Analysis of Financial Condition and Results of Operations relating to such period and unaudited pro forma condensed combined financial statements of Atari and the Company.

     A. Management's Discussion and Analysis of Financial Condition and Results of Operations


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

    Except for the historical information contained herein, the discussion in this filing contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, the Company's limited operating history; the need for additional financing; the uncertainty of market acceptances; the highly competitive market; the Company's ability to achieve initial volume shipments of a 1 gigabyte 3-inch drive; the Company's dependence on its relationship with Compaq Computer; and its dependence on single manufacturing facility; those risk factors discussed from time to time in the Company's SEC reports, including but not limited to the Company's Registration Statement on Form S-4 (No. 333-06643), as well as those discussed elsewhere in this filing and any documents actually or deemed incorporated by reference.

    The Merger was consummated on July 30, 1996. Accordingly, this discussion and analysis addresses the historical operating results for each of Atari's and JTS' most recent fiscal year and subsequent six months. The liquidity and capital resources discussion and analysis is based on the unaudited pro forma condensed combined balance sheets of Atari and JTS as of June 30, 1996.

JTS AND MODULER ELECTRONICS BACKGROUND

    JTS was incorporated in February 1994 and remained in the development stage until October 1995, when it began shipping hard disk drives. In October 1995, JTS began shipment of Palladium disk drives to customers in the United States and Europe. JTS began shipment of Nordic disk drives to Compaq in June 1996. JTS does not expect volume shipments of Nordic disk drives to commence until the fourth quarter of fiscal 1997. There can be no assurance that JTS will be successful in the production of these products or that they will have market acceptance.

    Since its inception, JTS has incurred significant losses which have resulted from the substantial costs associated with the design, development and marketing of new products, the establishment of manufacturing operations and the development of a supplier base. JTS has yet to generate significant revenues and cannot assure that any level of future revenues will be attained or that JTS will achieve or maintain successful operations in the future. Such factors have raised substantial doubt about the ability of JTS to continue its operations without achieving successful future operations or obtaining financing to meet its working capital needs, neither of which can be assured. The fiscal year 1996 report of independent public accountants of JTS' financial statements includes an explanatory paragraph describing uncertainties concerning the ability of JTS to continue as a going concern.

    All of JTS' products are manufactured in Madras, India by its Moduler Electronics subsidiary. The number of employees at the Moduler facility grew from 1,140 on December 22, 1995 to 4,008 as of July 28, 1996. In March 1995, JTS entered into a verbal agreement to acquire Moduler Electronics and subsequently assumed operational and management control of certain aspects of Moduler Electronics' disk drive business. In April 1996, JTS acquired 90% of Moduler Electronics and, accordingly, the Pro Forma Combined Condensed Financial Statements of JTS and Moduler Electronics are the bases for the following discussion and analysis of results of operations for the year ended January 28, 1996.

   JTS AND MODULER ELECTRONICS PRO FORMA COMBINED RESULTS OF OPERATIONS FOR THE YEAR ENDED JANUARY 28, 1996 COMPARED TO THE YEAR ENDED JANUARY 29, 1995

    For the fiscal year ended January 28, 1996, JTS' pro forma results reflect a net loss of $35.2 million, compared to a net loss of $5.4 million for JTS in fiscal 1995.

    Total pro forma revenues for fiscal 1996 were $18.8 million and consisted of product sales and license revenues. Net product sales for fiscal 1996 were $13.5 million as JTS initiated product shipments to customers in October 1995. License revenues for fiscal 1996 were $5.3 million as JTS achieved certain development milestones under its Technology Transfer and License Agreement with Western Digital which was executed in February 1995. Of total product revenues, 81% were derived from European customers and 19% were derived from customers in the United States. During fiscal 1996, JTS' product sales were concentrated among several key customers with Olidata S.p.A., Connexe Peripherals, Ltd., Liuski International, Inc. and Aashima Technology B.V. accounting for 34%, 12%, 11% and 10% of total product sales, respectively. JTS had no revenues in fiscal 1995.

    Pro forma gross margin for fiscal 1996 was a deficit of $14.8 million. The deficit resulted principally from costs and expenses due to low manufacturing yields and high per unit costs associated with the start-up of manufacturing operations. Cost of product sales for fiscal 1996 also included a $4.3 million provision for inventory allowances. The principal reasons for these allowances include approximately $3.6 million for obsolete and unsellable inventory, approximately $345,000 for the costs of repairing defective products and a reserve of approximately $500,000 for various other allowances. JTS anticipates incurring future inventory allowances, the level of which will depend upon a number of factors including manufacturing yields, new product introductions, maturity or obsolescence of product designs, inventory levels and competitive pressures.

    The hard disk drive industry has been characterized by ongoing rapid price erosion and resulting pressure on gross margins. JTS expects that hard disk drive prices will continue to decline in the future and that competitors will offer products which meet or exceed the performance capabilities of JTS products. Due to such pricing pressures, JTS' future gross margin will be substantially dependent upon its ability to control manufacturing costs, improve manufacturing yields and introduce new products on a timely basis.

    Research and development expenses for fiscal 1996 were $13.4 million compared to $3.7 million for fiscal 1995. The increase is primarily attributable to salaries and benefits resulting from the significant increase in staffing required for product design and the development of manufacturing processes. Specifically, during fiscal 1996, the number of employees in research and development increased by 112 to a total of 137 employees at the end of fiscal 1996. In addition, expenses for supplies, materials and other costs associated with design and pilot production of new products were approximately $5.0 million in fiscal 1996 compared to approximately $1.5 million in fiscal 1995. JTS expects that research and development expenses will continue to increase throughout fiscal 1997 in absolute dollars but that such expenses will decline as a percent of revenues.

    Selling, general and administrative expenses for fiscal 1996 were $5.8 million compared to $1.5 million for fiscal 1995. The major components of these expenses are salaries and benefits of administrative and marketing and sales employees, facility costs and professional fees. The growth in these expenses in fiscal 1996 was required to support the expansion of JTS' operations and the commencement of marketing and sales efforts. JTS expects that selling, general and administrative expenses will increase throughout fiscal 1997 in absolute dollars but that such expenses will decline as a percentage of revenues.

    JTS SIX MONTHS ENDED JULY 28, 1996 COMPARED TO SIX MONTHS ENDED JULY 30,
1995

    Revenues for the first six months of fiscal 1997 were $33.8 million compared to $3.9 million for the first six months of fiscal 1996. Revenues for the first six months of fiscal 1997 were comprised primarily of sales of the Company's 1 gigabyte and 1.6 gigabyte Palladium 3 1/2-inch disk drives. Minimal product revenues were recorded in the first six months of fiscal 1996, as the Company initiated volume shipments of disk drives in October 1995. However, JTS earned $3.8 million of technology license revenue during the first six months of fiscal 1996 as a result of achieving certain development milestones under the Technology Transfer and License Agreement with Western Digital. JTS' management expects revenues from its 1 gigabyte drives to be nominal for the rest of the fiscal year. JTS recently began shipment of its 1.2 gigabyte Palladium drives, the sales of which are expected to increase in the near future. There can be no assurance that product sales will materialize as expected.

    The gross margin for the first six months of fiscal 1997 was a deficit of $11.3 million compared to a margin of $0.3 million for the first six months in fiscal 1996. The $11.6 million increase in the gross margin deficit is attributable to high unit costs associated with the ramp-up of volume production of disk drives. In order for JTS to realize positive gross margins in the future, the Company will have to control manufacturing costs, further improve manufacturing yields and successfully introduce new products on a timely basis.

    Research and development expenses were $14.1 million for the first six months of fiscal year 1997 compared to $3.9 million for the first six months of fiscal year 1996 as a result of a significant increase in the number of employees in research and development required to meet demand for timely product design.

    Selling, general and administrative expenses for the first six months of fiscal 1997 were $8.0 million compared to $1.6 million for the first six months of fiscal 1996. The increase resulted from the expansion of JTS' operations and the commencement of marketing and sales efforts. JTS expects that selling, general and administrative expenses will increase throughout fiscal 1997 in absolute dollars but that such expenses will decline as a percentage of revenues.

LIQUIDITY AND CAPITAL RESOURCES

    The following discussion of liquidity and capital resources is based on the unaudited pro forma condensed combined balance sheets of Atari and JTS. Such pro forma balance sheets combine the balance sheet of Atari as of June 30, 1996 and the balance sheet of JTS as of July 28, 1996.

    On a pro forma combined basis, at June 30, 1996, the Company had cash and cash equivalents of $16.9 million, a working capital deficit of $5.7 million and a net worth of $17.8 million.

    At June 30, 1996, total debt, including bank credit lines and notes payable, was $64.9 million. JTS has a $5.0 million revolving Line of Credit with Silicon Valley Bank which bears interest at the bank's prime rate plus .75% and becomes due and payable on September 27, 1996. As of July 28, 1996, all amounts available under this line were drawn. JTS also had equipment lease financing of $4.2 million at July 28, 1996. There were $5.5 million of working capital loans outstanding between Moduler Electronics and three Indian banks at interest rates ranging from 13% to 15% as of July 28, 1996 as well as term loan facilities with the Industrial Credit and Investment Corporation of India Limited (ICICI) and the Shipping Credit and Investment Corporation of India Limited (SICI) in the amount of $12.5 million at interest rates of LIBOR plus 2.75% and LIBOR plus 4%, respectively. At July 28, 1996, Moduler Electronics' borrowings under these term loan facilities were $6.0 million, and these two loans become due in 2000 and 2002, respectively. Amounts borrowed under these loan agreements have been used for working capital purposes, tooling, facilities expansion and purchases of capital equipment.

    Certain of these financings made to JTS and Moduler Electronics are contingent on their ability to comply with stringent financial covenants. In this regard, Moduler Electronics did not obtain certain debt and/or equity capital required under one of its loan agreements. JTS has informed the lender that it intends to provide such capital by the fourth quarter of fiscal 1997. In addition, certain of Moduler Electronics' loan agreements require the lender's consent to mergers and similar transactions, which could be interpreted to require the consent of the lending institution to the acquisition of 90% of the capital stock of Moduler Electronics by JTS on April 4, 1996. Such consents were not obtained, but the lending institution has continued to transact business with Moduler Electronics. JTS believes that such matters regarding the Moduler Electronics loan agreements will not have a material adverse effect on JTS' business, operating results or financial condition. There can be no assurance that JTS will be able to renew or maintain its current financing facilities.

    At July 28, 1996, the Company had $42.3 million of 5 1/4% convertible subordinated debentures due April 29, 2002, which had been issued by Atari in 1987.

    JTS has yet to generate significant revenues and cannot assure that any level of future revenues will be attained or that JTS will achieve or maintain successful operations in the future. The Company's accounts receivable are heavily concentrated with a small number of customers. Sales to Futuretech and Markvision accounted for approximately 44% of the JTS' sales in the six months ended July 28, 1996. If any large customer of the Company became unable to pay its debts to the Company, liquidity would be adversely affected. In the event the Company is unable to increase sales or maintain production yields at acceptable levels there would be a significant adverse impact on liquidity. This would require the Company to either obtain additional capital from external sources or to curtail its capital, research and development and working capital expenditures. Such curtailment could adversely affect the Company's future years' operations and competitive position. Due to delays in the receipt of additional financing, the Company took action in September 1996 to conserve its cash resources by reducing the production of drives planned for the third and fourth quarters of fiscal 1997.

    The Company will need significant additional financing resources over the next several years for facilities expansion, capital expenditures, working capital, research and development and vendor tooling. For example, the Company expects to spend approximately between $7 and $12 million for vendor tooling and equipment to expand manufacturing capacity for the remainder of fiscal 1997. In fiscal year 1998, the Company plans approximately $45 million in capital expenditures related primarily to equipment and facilities required to increase drive production volumes. In addition, significant cash resources will be required to fund purchases of inventory needed to achieve anticipated sales levels. Failure to receive such cash resources will negatively impact the Company's ability to manufacture its products at required levels.

    The Company recently sold certain of its real estate acquired from Atari in the Merger to one of its board members for $10 million. The property was sold at book value, and the Company has an option to repurchase the property one year from the date of sale for $10 million.

    The precise amount and timing of the Company's funding needs cannot be determined at this time, and will depend upon a number of factors, including the market demand for the Company's products, the availability of critical components, the Company's strategic alliances for the purchase of its products, the progress of the Company's product development efforts and the Company's inventory and accounts receivable management. The Company currently expects that it would seek to obtain such funds from additional borrowing arrangements and/or a public or private offering of debt or equity securities. There can be no assurance that funds required by the Company in the future will be available on terms satisfactory to the Company or at all.

ATARI BACKGROUND

    Over the past several years, Atari has undergone significant change. In 1992 and 1993, Atari significantly downsized operations, decided to exit the computer business and focused on its video game business. As a result, revenues from computer products as a percentage of total revenues declined from 67% in 1993 to 16% in 1994 and 12% in 1995, while sales of entertainment systems and related software and peripheral products and the receipt of royalties represented the balance of revenues in each such year. These actions resulted in significant restructuring charges for closed operations and write-downs of computer and certain video game inventories in 1992 and 1993.

    While restructuring, Atari developed its 64-bit Jaguar interactive multimedia entertainment system, which was introduced in selected markets in the fourth quarter of 1993. For 1995 and 1994, total sales of Jaguar and related products were $9.9 million and $29.3 million, respectively, and represented 68% and 76% of Atari's net revenues, respectively. These Jaguar sales were substantially below Atari's expectations, and Atari's business and financial results were materially adversely affected in 1995 as Atari continued to invest heavily in Jaguar game development, entered into arrangements to publish certain licensed titles and reduced the retail price for its Jaguar console unit. Atari attributes the poor performance of Jaguar to a number of factors including (i) extensive delays in development of software for the Jaguar which resulted in reduced orders due to consumer concern as to when titles for the platform would be released and how many titles would ultimately be available, and (ii) the introduction of competing products by Sega and Sony in May 1995 and September 1995, respectively.

    By late 1995, Atari recognized that despite the significant commitment of financial resources that were devoted to the Jaguar and related products, it was unlikely that Jaguar would ever become a broadly accepted video game console or that Jaguar technology would be broadly adopted by software title developers. As a result, Atari decided to significantly downsize its Jaguar operations. This downsizing resulted in significant reductions in Atari's workforce, and significant curtailment of research and development and sales and marketing activities for Jaguar and related products. Accordingly, Atari decided to focus its efforts on selling its inventory of Jaguar and related products and to emphasize its existing licensing and development activities related to multimedia entertainment software for various platforms. Atari presently has a substantial unsold inventory of Jaguar and related products and there can be no assurance that such inventory can be sold at current prices. Despite the introduction of four additional game titles in the first quarter of 1996, sales of Jaguar and related software have remained disappointing due to uncertainty about Atari's commitment to the Jaguar platform, increased price competition and pending competitive product introductions. As a result of continued disappointing sales, management revised estimates and wrote-down inventory by an additional $5.0 million in the first quarter of 1996. As of the end of July 1996, Atari had approximately 95,000 units of Jaguar in inventory.

    ATARI YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

    Total revenues for Atari for 1995 were $14.6 million compared to $38.7 million for 1994. Sales of Jaguar and related products represented 68% and 76% of total revenues for 1995 and 1994, respectively, and sales of other products and royalties represented the balance of revenues in each such year. The reduction in revenues was primarily the result of lower unit volumes of Jaguar products and lower average selling prices of Jaguar and certain of its software titles. In the first quarter of 1995, Atari reduced the suggested retail price of Jaguar from its original price of $249.99 to $149.99. The current suggested retail price of Jaguar is $99.99. As a result of the Jaguar price reductions, the substantial curtailment of sales and marketing activities for Jaguar and the substantial curtailment of efforts by Atari and independent software developers to develop additional software titles for Jaguar, Atari expects sales of Jaguar and related products to decline substantially in 1996 and thereafter.

    Cost of revenues for 1995 was $44.2 million compared to $35.2 million for 1994. Included in cost of revenues for 1995 were accelerated amortization and write-offs of capitalized game software development costs of $16.6 million and inventory write-downs of $12.6 million primarily relating to Jaguar products. As a result of these charges and lower selling prices for Jaguar products and provisions for returns and allowances and price protection, gross margin for the year was a loss of $29.6 million. For 1994, gross margin was $3.5 million, or 9.2% of revenues. Included in cost of revenues for 1994 were write-downs of inventory of $3.6 million and amortization and the write-off of capitalized game software development costs of $1.5 million. As of December 31, 1995, Atari had approximately 100,000 units of the Jaguar console in inventory and there can be no assurance that substantial additional write-downs will not be necessary.

    Research and development expenses for 1995 were $5.4 million compared to $5.8 million for 1994. During 1995 and 1994, a significant number of Atari employees and consultants were devoted to developing hardware and software for the Jaguar, and Atari contracted with third-party software developers to develop Jaguar software titles. As a result of Jaguar's poor sales performance, in the third and fourth quarters of 1995, Atari accelerated its amortization of contracted software development which resulted in charges in those quarters of $6.0 million and $10.6 million, respectively. At December 31, 1995 and 1994, Atari had capitalized software development costs of $758,000 and $5.1 million, respectively. In the fourth quarter of 1995, Atari eliminated its internal Jaguar development teams and other development staff as titles for Jaguar were completed.

    Marketing and distribution expenses for 1995 were $12.7 million compared to $14.7 million for 1994. Such costs included television and print media, promotions and other activities to promote Jaguar.

    General and administrative expenses for 1995 were $5.9 million compared to $7.2 million for 1994. The decrease in such expenses was primarily a result of staff reductions, reduced legal fees and other operating costs.

    Atari experienced a gain on foreign currency exchange of $13,000 for 1995 compared to a gain of $1.2 million for 1994. These changes were a result of lower foreign asset exposure and a greater percentage of sales made in U.S. dollars which further reduced exposure to foreign currency transaction fluctuations.

    In 1994, Atari received $2.2 million in connection with the settlement of litigation between Atari, Atari Games Corporation and Nintendo. In 1994, Atari also reached an agreement with Sega, which resulted in a gain of $29.8 million, after contingent legal fees, and the sale of 4,705,883 shares of Atari Common Stock to Sega at $8.50 per share for an aggregate of $40.0 million.

    During 1995, Atari sold a portion of its holdings in Dixon PLC, a retailer in England, and realized a gain of $2.4 million, of which $1.8 million was realized in the fourth quarter of 1995. In the first quarter of 1996,

Atari sold the remaining portion of its holdings and realized a gain of $6.1 million. The 1995 gain of $2.4 million together with other income items resulted in a total other income of $2.7 million compared to $484,000 for 1994.

    For each of 1995 and 1994, interest expense was approximately $2.3 million on the Atari Debentures. In 1995, Atari repurchased a portion of the Atari Debentures and realized a gain of $582,000. As of December 31, 1995, the outstanding balance of these debentures was $42.4 million.

    Interest income for 1995 and 1994 was $3.1 million and $2.0 million, respectively. The increase in interest income was primarily attributable to higher average cash balances in 1995.

    As a result of Atari's operating losses, there was no provision for income taxes in 1995.

    As a result of the factors discussed above, Atari reported a net loss for 1995 of $49.6 million compared to net income of $9.4 million in 1994.

    ATARI SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

    Net sales for the first six months ended 1996 were $2.3 million as compared to $7.8 million for the same period of 1995. Sales of Jaguar and related products represented 52% of sales for 1996 and 72% for 1995, and sales of other products and royalties represented the balance of revenues in each such year. The reduction in revenues was primarily the result of lower unit volumes of Jaguar products and lower average selling prices of Jaguar and certain of its software titles. As a result of the Jaguar price reductions and substantial curtailment of sales and marketing activities for Jaguar, Atari expects sales of Jaguar and related products to decline substantially in 1996 and thereafter.

    Cost of sales for the first six months of 1996 were $7.1 million. Included in cost of sales in 1996 were inventory write-downs of $5.0 million relating to Jaguar products. These write-downs resulted from management's revised estimates of sales resulting from continued disappointing sales of Jaguar.

    Research and development expenses for the first six months were $0.3 million as compared to $3.6 million for the 1995 period. The substantial decline is due to the elimination of the Company's internal Jaguar development team and other development staff in the fourth quarter 1995. As of June 30, 1996, the Company had capitalized $0.9 million of development costs associated with certain CD titles.

    Marketing and distribution expenses were $1.0 million for the first six months of 1996 as compared to $5.2 million for the 1995 period. The reduction was due to the curtailment of marketing activities for Jaguar products.

    General and administrative expenses for the first six months of 1996 were $2.0 million as compared to $3.4 million for 1995. The decrease in such expenses was primarily the result of staff reductions, reduced rent, and other reductions in operating costs.

    Other income (expense), net for the six months ended 1996 was $6.8 million as compared to $1.0 million in 1995. For 1996, the company sold the remaining portion of its holdings in Dixon PLC, a retailer in England, and realized a gain of $6.3 million.

    Interest income for 1996 was $0.7 million as compared to $1.8 million for 1995. The decrease in interest income is attributable to significantly lower cash balances during the first half of 1996 compared to 1995.

    Interest expense for the first six months of both periods was $1.2 million and is a result of Atari's 5 1/4% Convertible Debentures.

     B. Financial Statements of JTS Corporation (excluding Atari) for the six months ended July 28, 1996

                                JTS CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         JULY 28,    JANUARY 28,
                                                                           1996          1996
                                                                        -----------   -----------
                                                                        (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
Cash, cash equivalent and restricted cash.............................    $   684      $    547
Trade accounts receivable, less allowance for doubtful accounts of
 $1,011 and $730, respectively........................................      9,660         1,286
Receivable from Moduler Electronics...................................     --             6,892
Other receivables.....................................................        694           812
Inventories...........................................................     12,910         2,093
Prepaid and other current assets......................................        611           240
                                                                        -----------   -----------
                                                                           24,559        11,870
EQUIPMENT AND LEASEHOLD IMPROVEMENTS, net.............................     16,830         7,943
GOODWILL..............................................................        168        --
                                                                        -----------   -----------
    TOTAL.............................................................    $41,557      $ 19,813
                                                                        -----------   -----------
                                                                        -----------   -----------
                              LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
Bank line of credit...................................................    $10,400      $  4,323
Notes payable to stockholders.........................................      1,965         1,000
Note payable to Atari Corporation.....................................     30,000        --
Accounts payable --
  Trade...............................................................     23,385         7,226
  Moduler Electronics.................................................     --             9,546
Accrued liabilities...................................................      8,409         3,501
Current portion of capitalized lease obligation and long-term debt....      1,723         1,520
                                                                        -----------   -----------
                                                                           75,882        27,116
                                                                        -----------   -----------
LONG-TERM OBLIGATIONS.................................................      8,426         3,485
                                                                        -----------   -----------
REDEEMABLE SERIES A PREFERRED STOCK:
$.000001 par value -- authorized 70,000 shares; outstanding: 29,697
 and 27,785 shares, respectively......................................     29,697        27,785
                                                                        -----------   -----------
STOCKHOLDERS' DEFICIT:
Common stock, $.000001 par value -- authorized 90,000 shares;
 outstanding: 9,447 and 7,367 shares, respectively....................     --            --
Additional paid-in capital............................................      8,411         6,004
Deferred compensation.................................................     (3,660)       (4,320)
Notes receivable from stockholders....................................     (2,610)         (623)
Accumulated deficit...................................................    (74,589)      (39,634)
                                                                        -----------   -----------
                                                                          (72,448)      (38,573)
                                                                        -----------   -----------
    TOTAL.............................................................    $41,557      $ 19,813
                                                                        -----------   -----------
                                                                        -----------   -----------

                            See accompanying notes.

                                JTS CORPORATION
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             SIX MONTHS ENDED
                                                                        -------------------------------
                                                                         JULY 28, 1996    JULY 30, 1995
                                                                        --------------   --------------
REVENUE:
  Product sales.......................................................     $ 33,764         $    48
  Technology license revenue..........................................        --              3,829
                                                                        --------------      -------
                                                                             33,764           3,877
                                                                        --------------      -------
COST AND EXPENSES:
  Cost of sales.......................................................       45,100           3,498
  Research and development............................................       14,091           3,887
  Selling, general and administrative.................................        8,045           1,557
                                                                        --------------      -------
                                                                             67,236           8,942
                                                                        --------------      -------
OPERATING LOSS                                                              (33,472)         (5,065)
Interest income.......................................................          153          --
Interest expense......................................................       (1,790)         --
Other income (expense)................................................          155               5
                                                                        --------------      -------
NET LOSS..............................................................     $(34,954)        $(5,060)
                                                                        --------------      -------
                                                                        --------------      -------
NET LOSS PER COMMON SHARE.............................................     $  (3.71)        $ (1.16)
                                                                        --------------      -------
                                                                        --------------      -------
SHARES USED IN COMPUTING NET LOSS PER SHARE...........................        9,434           4,360
                                                                        --------------      -------
                                                                        --------------      -------

                            See accompanying notes.

                                JTS CORPORATION

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                  SIX MONTHS ENDED
                                                                        -------------------------------
                                                                         JULY 28, 1996    JULY 30, 1995
                                                                        --------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net cash used in operations.........................................     $(32,356)        $(7,045)
                                                                        --------------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property purchases..................................................       (2,501)         (3,056)
  Cash acquired from the Moduler acquisition..........................        1,634            --
                                                                        --------------      -------
    Net cash used in investing activities.............................         (867)         (3,056)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of preferred stock...........................      --                8,855
  Proceeds from note payable -- Atari Corporation.....................       30,000            --
  Other...............................................................        3,360           1,848
                                                                        --------------      -------
    Net cash provided by financing activities.........................       33,360          10,703
NET INCREASE IN CASH AND EQUIVALENTS..................................          137             602
CASH AND EQUIVALENTS:
  Beginning of period.................................................          547            --
                                                                        --------------      -------
  End of period.......................................................     $    684         $   602
                                                                        --------------      -------
                                                                        --------------      -------
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Issuance of preferred stock in connection with the Moduler
   acquisition........................................................     $  1,912         $  --
  Assets of $17,296 acquired net of related liabilities of $15,449
   assumed from Moduler...............................................        1,847            --
                                                                        --------------      -------
                                                                        --------------      -------

                            See accompanying notes.

                                JTS CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. -- BASIS OF PRESENTATION
    The condensed financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, in the opinion of management, the accompanying financial statements include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. The condensed financial statements should be read in conjunction with the financial statements and notes thereto for the full year included elsewhere in this document.

    The Company operates with a 52/53 week fiscal calendar. Both quarters covered by this report have 13 weeks and for simplicity of presentation.

NOTE 2. -- ACQUISITION OF MODULER ELECTRONICS
    In April 1996, the Company acquired 90% of the outstanding shares of Moduler Electronics, a disk drive manufacturer. The Company acquired the stock in consideration for 1,911,673 shares of the Company's Series A preferred stock and a warrant to purchase 750,000 shares of the Company's common stock at an exercise price of $0.25 per share. The acquisition was accounted for as a purchase.

    In connection with the acquisition, net assets acquired were as follows:

Inventories and other current assets......................  $   9,542
Equipment and leasehold improvements......................      7,754
Current liabilities assumed...............................    (12,681)
Long-term liabilities assumed.............................     (2,768)
                                                            ---------
  Net assets acquired.....................................  $   1,847
                                                            ---------
                                                            ---------

    The table below reflects condensed pro forma operating results of the combined companies for the six months then ended as if the acquisition took place at the beginning of each period.

                                                                 JULY 28,    JULY 30,
                                                                   1996       1995
                                                                ----------  ---------
Revenues......................................................  $ 33,764    $  5,532
Net loss......................................................  $(35,073)   $(12,392)

NOTE 3. -- INVENTORIES
    Inventories consist of the following (in thousands):

                                                               JULY 28,  JANUARY 28,
                                                                1996        1996
                                                              ---------  -----------
Raw materials...............................................   $ 8,163     $2,093
Work in process.............................................     2,614        --
Finished goods..............................................     2,133        --
                                                               -------   --------
                                                               $12,910     $2,093
                                                               -------   --------
                                                               -------   --------

NOTE 4. -- MERGER WITH ATARI CORPORATION
     On February 12, 1996, the Company entered into a merger agreement with Atari providing for the merger of the Company and Atari. On April 8, 1996, the merger agreement was amended and restated. The merger was consummated in the third quarter of 1996. In connection with the merger, Atari extended a bridge loan to the Company in the amount of $25.0 million with a stated interest rate of 8 1/2% per annum.

     C.  Pro Forma Financial Information for JTS and Atari

                         ATARI CORPORATION AND JTS CORPORATION
             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements give effect to the merger of Atari and JTS which occurred on July 30, 1996. The unaudited pro forma condensed combined balance sheet has been prepared as if the acquisition, which will be accounted for as a purchase of JTS by Atari, was consummated as of June 30, 1996. Such pro forma balance sheet combines Atari's balance sheet as of June 30, 1996 and the balance sheet of JTS as of July 28, 1996. Although the business combination resulted in Atari merging into the JTS legal entity, the substance of the transaction is that Atari, a public company with substantially greater operating history and net worth, owns approximately 62% of the combined equity.

   The aggregate purchase price of $112.3 million has been allocated to the acquired assets and liabilities of JTS. Included in the pro forma purchase price are the approximately 40 million shares of outstanding common stock of JTS, assuming conversion of all outstanding preferred stock of JTS, the value of the assumed JTS options and warrants of $11.1 million and the estimated direct transaction costs. The common stock, options and warrants were valued using $2.50 per share which is the representative value of Atari stock at the time the proposed transaction was announced. The fair value of JTS assets and liabilities will be revised as updated information becomes available. The Company allocated $133.6 million to purchased technology, $110 million of which represented in-process research and development. The $110 million was expensed upon the closing of the Merger as the technology had not yet reached technological feasibility and does not have alternative future uses.

   The unaudited pro forma condensed combined statements of operations of the year ended December 31, 1995 give effect to the proposed merger as if the acquisition was completed at the beginning of the year and combines
Atari's statement of operations as of December 31, 1995 with the pro forma combined statement of operations for JTS and Moduler Electronics for the year ended January 28, 1996. The unaudited pro forma condensed combined statements of operations for the six months ended June 30,1996 give effect to the proposed merger as if the acquisition was completed at the beginning of the year and combines Atari's statement of operations as of June 30, 1996 with the JTS pro forma statement of operations for the six months ended July 28, 1996. Such statements do not include the effect of the approximately $110 million nonrecurring charge for in-process research and development, as such charges will be included in the consolidated statement of operations in the third calendar quarter of 1996. Such statements also exclude Atari's extraordinary gain generated from the Atari Debentures extinguished in 1995 and the $6.3 million gain on sale of marketable securities in the first quarter of 1996.

   This method of combining historical financial statements for the preparations of the pro forma condensed combined statements is for presentation only. Actual statements of operations of the companies will be combined from the closing date of acquisition with no retroactive restatements. The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and is not necessarily indicative of the combined financial position or combined results of operations that would have been reported had the Merger occurred on the dates indicated, nor do they represent a forecast of the combined financial position or results of operations for any future period. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and accompanying notes for Atari and JTS.

                               ATARI AND JTS
                       UNAUDITED PRO FORMA CONDENSED
                          COMBINED BALANCE SHEETS
                               (In thousands)
                                   ASSETS

                                             ATARI       JTS
                                            JUNE 30,    JULY 28,     PRO FORMA   PRO FORMA
                                             1996        1996       ADJUSTMENTS  COMBINED
                                            -------    ---------    -----------  ---------
CURRENT ASSETS:
  Cash and equivalents....................  $21,195     $    684      (5,000)(k)  $ 16,879
  Accounts receivable.....................      648        9,660                    10,308
  Other receivables.......................       --          694                       694
  Inventories.............................    4,598       12,910                    17,508
  Subordinated secured convertible note...   25,000           --     (25,000)(k)        --
  Other current assets....................    1,221          611        (410)(i)     1,422
                                            -------    ---------                 ---------
     Total current assets.................   52,662       24,559                    46,811
GAME SOFTWARE DEVELOPMENT
  COSTS...................................      901           --                       901
EQUIPMENT AND TOOLING.....................      406       16,830       3,770 (d)    21,006
REAL ESTATE HELD FOR SALE.................   10,445           --          --        10,445
INTANGIBLE & OTHER ASSETS.................      501           --      23,542 (d)    24,043
GOODWILL..................................       --          168        (168)(c)    17,888
                                                                      17,888 (d)
                                            -------    ---------                 ---------
      TOTAL...............................  $ 64,915    $ 41,557                  $121,094
                                            -------    ---------                 ---------
                                            -------    ---------                 ---------


                            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Bank borrowings..........................  $      --   $ 10,400                   $ 10,400
 Notes payable to stockholders............         --      1,965                      1,965
 Subordinated secured convertible note....         --     30,000      (30,000)(k)        --
 Accounts payable.........................      2,623     23,385                     26,008
 Accrued liabilities......................      3,180      8,409          790 (i)    12,379
 Current portion of long-term obligations.         --      1,723                      1,723
                                              -------  ---------                  ---------
      Total current liabilities...........      5,803     75,882                     52,475
LONG-TERM OBLIGATIONS.....................     42,354      8,426                     50,780
REDEEMABLE PREFERRED STOCK................         --     29,697      (29,697)(c)        --
SHAREHOLDERS' EQUITY (DEFICIT):
 Common stock.............................        639                     400 (a)     1,039
 Additional paid-in capital...............    196,704      8,286      102,907 (a,c) 307,897
 Deferred compensation....................         --     (3,660)       3,660 (c)        --
 Common stock warrants....................         --        125        1,985 (b)     2,110
 Notes receivable from sale of common stock        --     (2,610)                    (2,610)
 Accumulated translation adjustments......       (770)                                 (770)
 Accumulated deficit......................   (179,815)   (74,589)      74,589 (c)  (289,827)
                                                                     (110,012)(e)
                                             --------   ---------                 ---------
       Total shareholders' equity (deficit)    16,758    (72,448)                    17,839
                                             --------   ---------                 ---------
            TOTAL........................... $ 64,915    $ 41,557                  $121,094
                                             --------   ---------                 ---------
                                             --------   ---------                 ---------

     See notes to unaudited pro forma condensed combined financial statements.

                                   ATARI AND JTS

                          UNAUDITED PRO FORMA CONDENSED
                         COMBINED STATEMENTS OF OPERATIONS
                       (In thousands, expect per share data)

                                          ATARI                 JTS
                                     SIX MONTHS ENDED     SIX MONTHS ENDED     PRO FORMA      PRO FORMA
                                      JUNE 30, 1996         JULY 28,1996      ADJUSTMENTS     COMBINED
                                     ----------------     ----------------    -----------     ----------
NET REVENUES......................      $   2,312             $  33,764                         $ 36,076
                                        ---------             ---------                         --------
COST AND EXPENSES:
  Cost of revenues and inventory                                                3,924 (f)
     writedowns...................          7,142                45,100           628 (h)         56,794
  Research and development........            307                14,091                           14,398
  Sales, marketing, general and
     administrative...............          2,888                 8,045         1,278 (g)         12,211
                                        ---------             ---------                         --------
      Total operating expenses...          10,337                67,236                           83,403
OPERATING LOSS...................          (8,025)              (33,472)                         (47,327)
 Gain on sale of marketable securities      6,347                 --           (6,347)(l)            --
 Other income, net....................        436                   155                              591
 Interest income......................        663                   153          (452)(k)            364
 Interest expenses....................     (1,138)               (1,790)          452 (k)         (2,476)
                                        ---------             ---------                         --------
       Loss before income taxes.......     (1,717)              (34,954)                         (48,848)
Income tax credit.....................      --                    --                                --
                                        ---------             ---------                         --------
NET LOSS..............................   $ (1,717)            $ (34,954)                         (48,848)
                                        ---------             ---------                         --------
                                        ---------             ---------                         --------
LOSS PER COMMON SHARE..................  $  (0.03)            $   (3.71)                        $  (0.47)
Number of shares used in computation...    63,770                 9,434               (j)        103,305

     See notes to unaudited pro forma condensed combined financial statements.

                             ATARI AND JTS

                     UNAUDITED PRO FORMA CONDENSED
                   COMBINED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)

                                                                    PRO FORMA
                                                                 COMBINED JTS AND
                                                     ATARI      MODULER ELECTRONICS
                                                   YEAR ENDED        YEAR ENDED            PRO FORMA    PRO FORMA
                                                  DEC. 31, 1995      JAN. 28, 1996        ADJUSTMENTS   COMBINED
                                                  -------------   -------------------     -----------  ------------
NET REVENUES....................................  $     14,626     $       18,777                       $    33,403
                                                  ------------     ----------------                      ----------
COST AND EXPENSES:                                                                            7,847(f)
  Cost of revenues..............................        44,234             33,626             1,257(h)       86,964
  Research and development......................         5,410             13,375                            18,785
  Sales, marketing, general and administrative..        18,647              5,777             2,555(g)       26,979
                                                  ------------     ----------------                      ----------
     Total operating expenses...................        68,291             52,778                           132,728
OPERATING LOSS..................................       (53,665)           (34,001)                          (99,325)
  Other income (expense)........................         2,683               (365)                            2,318
  Interest income...............................         3,133                249                             3,382
  Interest expense..............................        (2,309)            (1,053)                           (3,362)
                                                  ------------     ----------------                      ----------
     Loss before income taxes...................       (50,158)           (35,170)                          (96,987)
Income tax credit...............................          --                 --                                --
                                                  ------------     ----------------                      ----------
NET LOSS BEFORE EXTRAORDINARY CREDIT............   $   (50,158)     $     (35,170)                      $   (96,987)
                                                  ------------     ----------------                      ----------
                                                  ------------     ----------------                      ----------
LOSS PER COMMON SHARE BEFORE EXTRAORDINARY
 CREDIT.........................................   $     (0.79)     $       (7.63)                      $     (0.94)
Number of shares used in computation............        63,697              4,611                  (j)      103,697



      See notes to unaudited pro forma condensed combined financial statements.

             NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                 FINANCIAL STATEMENTS OF ATARI AND JTS


NOTE 1--PURCHASE PRICE

   The purchase price of the acquisition of JTS is computed as follow:

       Warrants and employee stock options............  $ 11,093,000
       Common stock to be issued......................   100,000,000
       Direct transaction costs.......................     1,200,000
                                                        ------------
             TOTAL....................................  $112,293,000
                                                        ------------
                                                        ------------

    The JTS common stock, options and warrants were valued using $2.50 per share which is the representative value of Atari stock at the time the proposed transaction was announced.

    The purchase price is expected to be allocated as follows:

        Current assets...............................   $ 24,559,000
        Equipment and tooling........................     20,600,000
        In-process technology.......................     110,012,000
        Existing technology..........................     23,542,000
        Liabilities assumed...... ...................    (84,308,000)
        Goodwill.....................................     17,888,000
                                                        ------------
             TOTAL...................................   $112,293,000
                                                        ------------
                                                        ------------

NOTE 2--PRO FORMA ADJUSTMENTS

    The following pro forma adjustments have been made to the unaudited pro forma condensed combined financial statements:

     (a)-- Reflects the value of all outstanding JTS common stock and the fair value of JTS options.
     (b)-- Reflects the fair value of JTS common stock warrants.
     (c)-- Reflects elimination of JTS common and preferred stock, deferred compensation, goodwill and shareholders' deficit.
     (d)-- Reflects allocation of purchase price to acquired equipment, existing technology and goodwill.
     (e)-- Reflects a one-time charge for purchased in-process technology.
     (f)-- Reflects amortization of purchased existing technology on a straight-line basis over three years.
     (g)-- Reflects amortization of goodwill on a straight-line basis over seven years.
     (h)-- Reflects depreciation of the step-up of equipment on a straight-line basis over three years.
     (i)-- Reflects accrual of direct transaction costs.
     (j)-- Reflects the outstanding common stock of JTS assuming the conversion of outstanding preferred stock of JTS excluding the impact of stock options and warrants which are antidilutive.
     (k)-- Reflects elimination of note and interest between Atari and JTS.
     (l)-- Reflects elimination of nonrecurring gain on sale of a marketable security.

      No deferred tax adjustment is made as the deferred tax assests, consisting primarily of net operating loss carryforwards, exceed the deferred tax liabilities and the excess of the deferred tax assets over the deferred tax liabilities is offset by a valuation allowance due to the uncertainty surrounding the realization.

                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                   FINANCIAL STATEMENTS OF ATARI AND JTS (Continued)

NOTE 3--IN-PROCESS RESEARCH AND DEVELOPMENT

   The allocation of the purchase price among identifiable intangible assets was based on a preliminary allocation of the fair value of those assets. The fair value of JTS assets and liabilities will be revised as updated information become available. Such allocation assigned $110 million to purchased in-process research and development. The $110 million will be expensed in the third calendar quarter as the technology had not yet reached technological feasibility and does not have alternative future uses. The unaudited pro forma condensed combined statements of operations do not include this one-time charge for purchased in-process technology as it represents a material nonrecurring charge in accordance with the rules for the preparation of pro forma financial statements.

NOTE 4--DEFERRED COMPENSATION

   Upon the closing of the merger, JTS will record a one-time expense charge approximately $3.7 million of deferred compensation which it is currently amortizing. Such expense has not been recorded in the accompanying pro forma financial statements.

ITEM 7.  EXHIBITS

Exhibit
- -------
99.1       Press Release dated as of September 25, 1996 entitled "JTS Update"


ITEM 8.  CHANGE IN FISCAL YEAR.

   On September 18, 1996, the Board of Directors of JTS Corporation voted to approve a change in the fiscal year of the Company from a 52/53 week fiscal year ending on the Saturday closest to December 31 to a 52/53 week fiscal year ending on the Sunday closest to January 31. The Company will file its transition report on Form 10-Q for its quarter ending October 27, 1996.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            JTS CORPORATION


Dated: September 26, 1996                   By: /s/ W. Virginia Walker
                                                ------------------------
                                                W. Virginia Walker
                                                Executive Vice President,
                                                Finance and Administration,
                                                Chief Financial Officer and
                                                Secretary

                               INDEX TO EXHIBITS

Exhibit Number     Description
- --------------     -----------

99.1               Press release dated as of September 25, 1996 entitled
                     "JTS Update"